CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our reports dated February 11, 2000 on the Merrimac Cash Portfolio, the Merrimac Treasury Portfolio, Merrimac Treasury Plus Portfolio, and Merrimac U.S. Government Portfolio of the Merrimac Master Portfolio and the Merrimac Cash Series, Merrimac Treasury Series, Merrimac Treasury Plus Series, Merrimac U.S. Government Series, and the Merrimac Short-Term Asset Reserve Series of the Merrimac Series included in Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A No.333-49693) of the Merrimac Series.



                                                            ERNST & YOUNG LLP



Boston, Massachusetts
April 14, 2000